ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Charles R. Elliott	November 17, 2008
Chief Financial Officer

Telephone:     (770) 394-6000

Fax:               (770) 551-5914

ROBERTS REALTY INVESTORS, INC.

ANNOUNCES NEW DIRECTOR

ATLANTA, GA – Roberts Realty Investors, Inc. (NYSE Alternext US: RPI) announces that Mr. John L. Davis has been elected as a director at the company’s board of directors meeting on November 17, 2008. Mr. Davis will also serve as a member of both the audit and compensation committees. The election of Mr. Davis brings the company back into compliance with a continued listing standard of NYSE Alternext, which resulted from the unexpected death of director Dennis H. James on September 2, 2008.

Mr. Davis is 43 years old and his business experience includes 20 years in the commercial banking industry. His banking experience includes eight years with Hibernia Bank in New Orleans, ten years with Compass Bank, and two years with Wrightwood Capital, a structured debt and equity provider where he was senior director. In 2007, Mr. Davis left Wrightwood Capital to form Bravo Realty Consulting, Inc., a company that provides consulting services for small and middle market real estate companies looking for debt and equity.

During his ten years with Compass Bank, Mr. Davis was Roberts Realty’s relationship manager and was involved in all facets of the company’s business relationship with Compass Bank. Mr. Charles S. Roberts, the company’s CEO, stated, “The addition of John to our board of directors brings energy, enthusiasm, and 20 years of banking experience, which is especially important in this difficult economic period. John knows our company’s track record and our development and construction capabilities, which is a definite advantage as we move the company forward with the development and construction of our new communities.”

Roberts Realty Investors, Inc. is a self-administered, self-managed equity real estate investment trust based in Atlanta.